Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 5, 2012, with respect to the balance sheet of Ute Energy Upstream Holdings LLC (a wholly owned subsidiary of Ute Energy LLC) as of December 31, 2010 and the related statements of operations, changes in owner’s equity, and cash flows for the year then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, CO

February 9, 2012